                                                             Exhibit 23







                  Independent Auditors' Consent


The Board of Directors
Equality Bancorp, Inc.:

We consent to incorporation by reference in the registration statement No. 333-43655 on Form S-8 of Equality Bancorp, Inc. (Equality) of our report dated May 8, 1998, relating to the consolidated balance sheets of Equality Bancorp, Inc. and subsidiaries as of March 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, cash flows, and comprehensive income for each of the years in the three-year period ended March 31, 1998, which report appears in the March 31, 1998 annual report on Form 10-KSB of Equality.



                              /s/KPMG Peat Marwick LLP


St. Louis, Missouri
June 26, 1998